La Crosse Funds, Inc.
Exhibit 14 to Form N-14AE filed by Mosaic Equity Trust

NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

The November 12, 2001, audit report of the La Crosse Funds, Inc. is incorporated by reference in the Statement of Additional Information of this Registration Statement on Form N-14 by reference therein to the La Crosse Fund, Inc.'s Annual Report dated October 31, 2001. Such audit report has been prepared by Arthur Andersen LLP, independent auditors, as stated in such report.  After reasonable efforts, we have not been able to obtain written consent of Arthur Andersen LLP to incorporate such audit report by reference in the Statement of Additional Information of this Registration Statement on Form N-14 as referred to above. Accordingly, we have dispensed with the requirement to file a new or reissued consent of Arthur Andersen LLP to the incorporation of such report in reliance upon Rule 437a under the Securities Act of 1933.  Because Arthur Andersen LLP has not consented to the inclusion of their report hereto as described above, participants in the Combination may not be able to assert a claim against or obtain a recovery from Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the audit report prepared by Arthur Andersen LLP and related financial statements, or any omissions to state a material fact required to be stated therein or necessary to make the statements therein not misleading.